Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS HIGHER EARNINGS
Stamford, CT August 7, 2008.  Patriot National Bancorp, Inc. (NASDAQ Global Market “PNBK”), the parent of Patriot National Bank, reported net income of $396,000 ($0.08 income per share) for the quarter ended June 30, 2008, up 162% over the first quarter of 2008 when net income was $151,000 ($0.03) per share. The improved operating results were due to a much stronger net interest margin.  As anticipated, certificates of deposit, opened in a much higher interest rate environment, renewed in the second quarter at lower rates thereby driving the expansion of the margin. Yields on the Bank’s loan portfolio have remained relatively constant during the second quarter. For the quarter ended June 30, 2008 the net interest margin was 3.37% which represents an increase of 34 basis points from the prior quarter and 9 basis points over the same period in the prior year. Compared to the same period last year when earnings were $534,000 ($0.11 per share), net income decreased 26%.

For the six months ended June 30, 2008 net income was $547,000 ($0.12 per share; $0.11 per share on a diluted basis), a decrease of 48% from the same period in the prior year when net income was $1,051,000 ($0.22 per share).  The lower earnings in 2008 resulted from the $1,545,000 increase in the provision for loan losses, where none was provided during the first half of 2007. In addition, earnings were negatively impacted during the first quarter of 2008 due to the dramatic reduction in the benchmark federal funds rate, resulting in assets re-pricing downward much faster during that period than deposits. The provision for loan losses for 2008 was based upon the continued growth of the Bank’s loan portfolio and management’s assessment of the portfolio and the recent slowing of sales of single family homes and condominiums in the Bank’s market area. Patriot’s market area consists primarily of Fairfield County Connecticut, Westchester County New York, New York City and Long Island New York. All of the Bank’s construction spec loans are made within its primary market area. Patriot’s total loan portfolio as of June 30, 2008, exceeded $775,000,000 with less than $25,000,000 being outside of Connecticut and New York state. The real estate collateralizing the Bank’s loans, are in areas quite familiar to senior management of the bank.

As the real estate and credit markets continue to struggle it would be less than prudent to believe asset values will not decline further, including those areas within our primary market. We have increased our provision for loan losses to reflect the deterioration in general real estate values and the time it is taking to market a property. We anticipate continuing to increase our loan loss provisions when compared to historical amounts as necessary, as long as the real estate market remains weak. Importantly, though we believe it prudent to increase our reserves given the uncertainty in the duration and degree of deterioration in real estate values, ultimately, our disciplined underwriting standards, close monitoring of collateral and conservative loan to value policy, should help to minimize the actual amount of construction loan write-offs, if any. The Bank believes its construction loan portfolio is conservatively managed.  The maximum “as complete” loan-to-value ratio guideline on construction spec loans is 65% at origination, including interest reserves.  The actual average loan-to-value ratio at origination on the portfolio is 55%.  The portfolio consists primarily of single family homes and, to a lesser extent, smaller condominium projects.  The Bank does not finance large tract developments, land developments, or large condominium projects. The Bank’s monitoring program consists of inspections by outside engineers, independent appraisers, in house inspectors and members of bank senior management.  Patriot’s entire spec construction portfolio is secured by real estate in our primary market which is closely monitored.

Non-accruing loans decreased from $5.1 million at March 31, 2008 to $3.6 million at June 30, 2008 and include only two borrowers.  Of the two borrowers, one loan is in the amount of $788,000 and is well secured by real estate.  The second relationship, which totals $2.8 million, includes an SBA guarantee on a portion of the balance with additional collateral consisting of commercial and residential real estate and business assets.  The loans are currently in the process of foreclosure.  The decrease in the total of non-accruing loans during the second quarter was the result of one loan being sold and the Bank collecting full principal and interest.  The Bank has not had any real estate loan charge offs in its history. The increased amount of time it is taking to market construction projects increases the burden of carrying costs to our borrowers. As a result, we are anticipating a significant increase in non-accruing loans. As earlier discussed, it is believed that our conservative loan to value policies with regard to our construction loans, should mitigate any decrease in property value keeping write-offs, if any, to a minimum. The bank has no exposure to sub-prime loans.

Total assets were $904.4 million at June 30, 2008, compared to $807.5 million at December 31, 2007.  Loans increased 13% from $685.9 million at December 31, 2007 to $776.3 at June 30, 2008.  The Bank has tightened its already conservative loan underwriting standards in anticipation of continuing deterioration in the local real estate market.  Loan growth is therefore expected to slow during the remainder of the year due to an anticipated lower volume of high quality loan applications.  Total deposits at June 30, 2008 of $727.3 million increased 8% from $672.4 million at December 31, 2007.  Deposits were down in the second quarter as the Bank strategically allowed certain high rate certificates of deposit to run off in the effort to improve the net interest margin.  Deposit growth for the remainder of the year will be a function of loan funding requirements.

Net interest income for the quarter ended June 30, 2008 increased 20% from $5.9 million for the quarter ended June 30, 2007 to $7.1 million.  The increase was driven by the improved net interest margin and the growth in the balance sheet.  Non-interest income increased to $761,000 primarily from earnings on Bank Owned Life Insurance purchased in the fourth quarter of 2007.  Non-interest expenses increased $817,000, or 15%, from the quarter ended June 30, 2007 to $6.4 million for the quarter ended June 30, 2008.  The increase is primarily in salaries and benefits and occupancy and equipment expense reflecting three branches opened in 2007 not included in the last year’s results for the full quarter and a branch opened in the second quarter of 2008 in Stratford, CT.

Mr. Charles F. Howell, President and Chief Executive Officer of Patriot National Bank, stated that these are very difficult times for the financial services industry and real estate markets.  The Bank’s market area has been very resilient and has held up better than many sections of the country but it is not immune to problems experienced elsewhere. Mr. Howell stated he was quite pleased with the second quarter operating results and the growth of the Bank during the first half of the year.  This performance was achieved against a back drop of ongoing negative news relating to the industry.  The net interest spread should remain solid throughout the remainder of the year to provide a buffer for earnings against the impact of non-accruing loans resulting from the ongoing deterioration in the real estate market.

Management is taking the conservative position of bolstering the Bank’s allowance for loan losses, which are non-cash charges to earnings, due to persistent weak real estate and credit market conditions. Management believes 2008 will be a profitable year and the Company is well positioned for a significant increase in earnings for 2009.

Patriot National Bank is headquartered in Stamford, Connecticut and currently has 19 full service branches, 16 in Connecticut and three in New York.  It also has loan production offices in Stamford, CT and Melville, NY.

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
	(000)	(000)	(000)	(000)
Net interest income	$7,127	$5,901	$13,275	$11,503
Non-interest income	761	526	1,515	1,111
Non-interest expense	6,370	5,553	12,592	10,896
Provision for loan losses	1,068	-	1,545	-
Income before taxes	449	874	652	1,718
Loans at period end	776,299	592,073	776,299	592,073
Deposits at period end	727,348	679,263	727,348	679,263
Assets at period end	904,427	755,904	904,427	755,904
Shares outstanding	4,752	4,742	4,752	4,742

Income per share	0.08	0.11	0.11	0.22

Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management’s beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance.  All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control and actual results and performance may differ significantly from those contained in forward-looking statements.  Patriot National intends any forward-looking statements to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release.  The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.  A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Patriot’s Annual Report on Form 10-K for the year ended December 31, 2007.